Exhibit 3.1
RESOLUTIONS ADOPTED
BY THE
BOARD OF DIRECTORS
OF
NBOG BANCORPORATION, INC.

AUGUST 18, 2005

WHEREAS, the Board of Directors believes that increasing the mandatory retirement age for organizing directors from age seventy to age seventy five is in the best interest of the Company and all of its shareholders;

NOW, THEREFORE, BE IT RESOLVED, that the Bylaws of the Company are amended by deleting Section 3.2 in its entirety and substituting therefore the following:

3.3 QUALIFICATION OF DIRECTORS. Directors shall be natural persons who have attained the age of 21 years but need not be residents of the State of Georgia or shareholders of the Corporation. A director generally shall not be permitted to stand for election after his or her seventieth birthday; however, an organizing director of the Corporation may continue to stand for reelection until his or her seventy fifth birthday.

RESOLVED, that the Officers of the Company are hereby directed to prepare Amended and Restated Bylaws of the Company incorporating this change and to prepare any necessary SEC filings in light of this amendment.